Exhibit 3.67

CERTIFICATE OF FORMATION

OF

APEX ACQUISITION LLC

1.             The name of the limited liability company is Apex Acquisition LLC.

2.             The address of its registered office in the State of Delaware is:  Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Apex Acquisition LLC this 30 day of October, 2009.

/s/ Leslie Fry
Leslie Fry, Authorized Person
1700 Lincoln Street, Suite 4100
Denver, CO 80203